Exhibit 99.2

MAGELLAN PETROLEUM CORPORATION ANNOUNCES FIRST

QUARTER RESULTS

Portland, Maine, November 11, 2009 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) reported a consolidated net loss of $1.3 million (loss of $0.03 per share) on gross revenues of $8.9 million for its fiscal first quarter ended September 30, 2009, as compared to net income of $1.5 million ($0.04 per share) on revenues of $10.4 million in last year’s first quarter.

Magellan’s President and Chief Executive Officer, William H. Hastings said “results for the first fiscal quarter of 2010 include a series of charges related to restructuring the Company. These charges include a $1.4 million non-cash charge related to the increase in the value of the warrants issued to Young Energy Prize S.A. (YEP) that is driven by the recent increase in our share price, $1 million in employee termination costs as a result of changing operational duties in Australia, and an expense charge of $440,000 related to the closing of our equity investment in the Company by YEP in July, 2009. We are actively negotiating an amendment to the warrant agreement, which if consummated, will remove the GAAP requirement to revalue the warrants at each reporting period.

Also during the quarter, the Company reported a $1.3 million gain on the sale of stock in an Australian Stock Exchange listed Company. Further gains of approximately $800,000 will be reported in the second fiscal quarter. Lastly, we recorded a $1 million exchange loss on the US Dollar account at MPAL. Our cash flow remains good even with lower oil prices. Cash in the bank is increasing and we have no corporate debt, so our position to execute on announced and planned projects remains strong. Cash and cash equivalents, marketable securities and securities available for sale at September 30, 2009 were $52.8 million.

Operationally, we are working continuously on efficiencies at the Mereenie and Palm Valley fields. Operations (including robust gas sales) continue there. However, our focus now is on primary and secondary oil development at Mereenie – where we, working with the Operator, expect to be able to reduce expenses, share responsibilities, initiate more active development of the oil ring there, and complete a 2D and 3D seismic-guided review of new development of the western end of the Mereenie oil field. While there remain contingencies that must materialize, we believe that the consolidation of field management and changing the operating regimen, combined with new investment programs will create value and allow efficient operations for the longer term.”

On October 15, 2009, the Company acquired an 83.5% controlling interest in Nautilus Poplar, LLC (Nautilus). Nautilus, based in Denver, Colorado, owns and operates oil development assets in Roosevelt County, Montana known as the East Poplar Unit and the Northwest Poplar field. The Company paid gross $10.9 million for this controlling interest with a cash payment totaling approximately $7.3 million, with the issuance of 1.7 million new shares of Company stock valued at $1.40 per share, and with an adjustment for $1.2 million of net debt. The controlling interest in Nautilus was purchased from White Bear LLC and YEP I, SICAV- FIS, entities affiliated with Nikolay Bogachev, a Director of the Company. In addition, Tom Wilson, a Director of the Company has a direct ownership in Nautilus.

Mr. Hastings added, “Our new venture in Montana broadens our scope and allows Magellan, through Nautilus Poplar, to begin work on primary, secondary and tertiary development programs to grow oil production in an attractive, stable environment. Among the secondary programs being considered are infill well development in known producing areas of the fields, drilling strategies addressing “reservoir wettability” not previously used by the original Operator, shallow gas plays in the fields, drilling deeper oil and gas zones that are productive in neighboring areas but which have never been drilled at Poplar, examination of the optimal development approach for the Bakken shales, and examining the suitability of certain zones to CO2 or other tertiary flooding programs. The Montana fields will also financially help us with better balanced cash flow and through utilization of US tax loss carry forwards. We continue to look for complementary fields with similar operational and financial potential and are in talks with neighboring field owners regarding ideas and joint developments.”

The following is an analysis of the financial results for the fiscal first quarter ended September 30, 2009:

Oil revenue decreased to $2.8 million in 2009 from $5.6 million in 2008. The average price of oil per barrel decreased by 44% and the US$/Australian$ exchange rate weakened by 7% compared to last year’s quarter.

Gas sales increased to $5.4 million in 2009 from $4.3 million in 2008. Gas sales by volume were down 14% compared to 2008 due to natural declines and limited takes from other suppliers, but the average price per mcf increased 73%. Again, the US$/Australian$ exchange rate weakened by 7%.

Exploration and dry hole costs decreased to $339,000 from $723,000 in 2008. This decrease was primarily the result of reductions in farmout, field monitoring and technical costs ($158,000), the write off of costs related to expired permits in fiscal 2009 ($281,000) that did not occur in fiscal 2010 and the 7% decrease in the average exchange rate.

Salaries and employee benefits increased to $1.7 million in 2009 from $466,000 in 2008. This increase is due to employee termination costs at MPAL, costs related to non cash charges for employee stock options and the addition of new executive personnel at Magellan.

Depletion, depreciation and amortization decreased to $1.2 million in 2009 from $2.5 million in 2008 due to lower depletable costs as depletion charges were greater than new capital spending and due to a weaker exchange rate.

Auditing, accounting and legal services increased to $384,000 in 2009 from $267,000 in 2008 due mostly to legal costs relating to employment matters.

Other administrative expenses increased to $2.4 million in 2009 from $769,000 in 2008 due to the exchange rate losses on US dollar cash held by MPAL ($1,022,000), increased cost relating to the closing of the YEP equity investment ($440,000) and increased travel costs ($95,000).

The company recorded in 2009 a non-cash expense of $1.4 million on the change in the fair value of warrants related to the YEP equity investment.

The Company’s estimated effective tax rate is (117%). This is due to estimated UK exploration expenses and Magellan’s estimated losses which do not generate tax benefits.

Gas Contract

MPAL’s major customer, Gasgo Pty. Ltd., a subsidiary of Power and Water Corporation (“PWC”) of the Northern Territory has contracted with Eni Australia for the supply of PWC’s Northern Territory gas demand requirement for twenty five years. Eni Australia has encountered delays but is expected to commence initial production in the near term. The follow-on production schedule and timing is not yet available to us. The principal Mereenie contracts of MPAL and Santos (“Mereenie Producers”) expired in January and June 2009. Supply obligations ceased in June 2009, however, there is a reasonable endeavor obligation to supply certain of PWC’s requirements through December 31, 2010. The Mereenie Producers will continue to supply PWC’s gas demand on a reasonable endeavors basis to augment Blacktip production as required until December 31, 2010. MPAL is actively pursuing gas sales for the remaining uncontracted reserves.

Unless MPAL is able to sell uncontracted gas, including reasonable endeavors gas not taken by PWC, its revenues will begin to decline substantially in 2010. Mereenie gas sales were approximately $4.8 million (net of royalties) or 90% of total gas sales for the quarter ended September 30, 2009 and $3.5 million (net of royalties) or 84% of total gas sales for the quarter ended September 30, 2008.

Forward Looking Statements

Statements in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements. Among these risks and uncertainties are pricing and production levels from the properties in which the Company has interests and the extent of the recoverable reserves at those properties and profitable integration of acquired businesses, including Nautilus Poplar LLC, into the company’s operations. In addition, the Company has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Comparative, consolidated results for the three month periods are shown in the following consolidated statements of operations:

Contact: William H. Hastings, President and CEO of Magellan, (207) 776-5616

Daniel J. Samela, Chief Financial Officer of Magellan, at (860) 293-2006

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MAGELLAN PETROLEUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	THREE MONTHS ENDED September 30,
	2009	2008
REVENUES:
Oil sales	$2,786,826	$5,645,587
Gas sales	5,408,946	4,309,072
Other production related revenues	683,014	484,025

Total revenues	8,878,786	10,438,684

COSTS AND EXPENSES:
Production costs	3,330,606	2,986,862
Exploration and dry hole costs	339,113	723,400
Salaries and employee benefits	1,743,508	466,192
Depletion, depreciation and amortization	1,163,006	2,500,950
Auditing, accounting and legal services	384,388	267,470
Accretion expense	174,767	158,415
Shareholder communications	78,527	90,579
Loss (gain) on sale of field equipment	5,190	(3,506)
Other administrative expenses	2,362,309	769,069

Total costs and expenses	9,581,414	7,959,431

Operating (loss) income	(702,628)	2,479,253
Warrant expense	(1,392,472)	—
Investment income	1,496,538	628,169

(Loss) income before income taxes	(598,562)	3,107,422
Income tax provision	(698,702)	(1,599,611)

NET (LOSS) INCOME	$(1,297,264)	$1,507,811

Average number of shares outstanding
Basic	49,545,601	41,500,325

Diluted	49,545,601	41,511,775

NET (LOSS) INCOME PER SHARE (BASIC AND DILUTED)	$(0.03)	$0.04